COMPANIES ACT 2014

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PRIVATE COMPANY LIMITED BY SHARES

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CONSTITUTION

OF

FLEETMATICS GROUP LIMITED

A&L GOODBODY

SOLICITORS

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COMPANIES ACT 2014

_________________________

PRIVATE COMPANY LIMITED BY SHARES

_________________________

CONSTITUTION

OF

FLEETMATICS GROUP LIMITED

1.             Company Name: The name of the company is: Fleematics Group Limited.

2.             Company Type: The company is a private company limited by shares, registered under Part 2 of the Companies Act 2014.

3.             Liability of Members: The liability of the members is limited.

4.             Share Capital:

4.1.	The authorised share capital of the company is €1,527,845.39126822 divided into 66,666,663 Ordinary Shares, 8,908,904 Series A Preferred Shares, 6,150,095 Series B Preferred Shares, 19,575,735 Series C Preferred Shares, 5,000,004 Deferred Shares, 3 A Deferred Shares and 5,000,000 Undesignated Shares.
4.2.	The Ordinary Shares will entitle the holders thereof to the following rights:
4.2.1.	as regards dividends:

after making all necessary provisions, where relevant, for payment of any preference dividend in respect of any preference shares in the company then in issue, the company will apply any profits or reserves which the board resolves to distribute in paying such profits or reserves to the holders of the Ordinary Shares in respect of their holdings of such shares pari passu and pro rata to the number of Ordinary Shares held by each of them;

4.2.2.	as regards capital:

on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Ordinary Shares will be entitled to be paid the surplus assets of the company remaining after payment of its liabilities (subject to the rights of the holders of any preference shares in the company then in issue, having preference rights on a return of capital) in respect of their holdings of Ordinary Shares pari passu and pro rata to the number of Ordinary Shares held by each of them;

4.2.3.	as regards voting in general meetings:

subject to the right of the company to set record dates for the purposes of determining the identity of Shareholders entitled to notice of or vote at a general meeting, (A) the holders of the Ordinary Shares will be entitled to receive notice of, and to attend and vote at, general meetings of the Company; and (B) every holder of Ordinary Shares present in person or by proxy will have one vote for each Ordinary Share held by him;

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4.2.4.	as regards redemption:
(1)	if an Ordinary Share is not listed on a recognised stock exchange within the meaning of the Act, it will be automatically converted into a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade (“arrangement”) between the company and any person (who may or may not be a Shareholder) pursuant to which the company acquires or will acquire Ordinary Shares or an interest in Ordinary Shares, from the relevant person. In these circumstances, the Ordinary Share concerned will have the same characteristics as any other Ordinary Share in accordance with these articles save that it will be redeemable in accordance with the arrangement. The acquisition of such Ordinary Shares in accordance with this article 4.2.4(1) by the Company will constitute the redemption of a Redeemable Share in accordance with Part 3 of the Act;
(2)	if an Ordinary Share is listed on a recognised stock exchange within the meaning of the Act, the provisions of article 4.2.4(1) will apply unless the Board resolves, prior to the existence or creation of any relevant arrangement, that the arrangement concerned is to be treated as an acquisition of shares pursuant to article 4.11, in which case the arrangement will be so executed;

and, in the case of either (1) or (2) above, the Board will be entitled at its discretion to determine and agree the terms and manner of redemption, including price;

4.2.5.	as regards certificates:

it will be a condition of every issuance of Ordinary Shares that, unless the Board resolves otherwise (either generally or in any particular case or cases), holders of Ordinary Shares will not be entitled to receive a share certificate in respect of any Ordinary Shares except upon request and on such other terms as the Board may in its sole discretion determine or as otherwise provided by these articles.

4.3.	Subject to the Act, all or any of the rights at any time attached to any class or series of shares at any time in issue may, unless otherwise expressly provided in the terms of issue of the shares of that class or series, from time to time, be varied with the sanction of a Variation Resolution of that class or series.
4.4.	The special rights conferred upon the holders of any shares or class or series of shares will not, unless otherwise expressly provided in the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu with them.
4.5.	Notwithstanding any other provision of these articles, the nominal value of the issued share capital of the company which is not redeemable will in no event be less than one tenth of the nominal value of the total issued share capital of the company.
4.6.	The company may, in accordance with the provisions of these articles issue any shares in its capital with such preferred or deferred or other special rights and privileges or such limitations, conditions and restrictions, whether in regard to dividend, voting, return of capital, redemption or otherwise as it may determine. Without prejudice to the generality of the foregoing, the company may, subject to article 8, issue and redeem redeemable shares and the Board is generally and unconditionally authorised to exercise all powers of the company to do so.
4.7.	Subject to the Act and the expiration dates contained in article 8, the unissued shares of the company (whether forming part of the original share capital or any increased capital) will be at the disposal of the Board which may offer, allot, grant options, warrants or other rights over or otherwise deal with or dispose of them to such persons, at such times and for such consideration and generally on such terms and conditions as the Board may from time to time determine.
4.8.	Subject to the Act, the provisions of these articles and to the rights conferred on the holders of any other class or series of shares and, without prejudice to the generality of article 4.7, the Board is
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empowered to cause Undesignated Shares to be issued from time to time as shares of one or more class or series of shares (including as Ordinary Shares) and to cause Preferred Shares and Deferred Shares to be issued from time to time and may:

4.8.1.	fix the distinctive designation of such class or series and the number of shares which will constitute such class or series, which number may be increased (except as otherwise provided by the Board in creating such class or series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;
4.8.2.	determine that they are to be redeemed (the manner and terms of redemption in all cases to be set by the Board) on the happening of a specified event or on a given date;
4.8.3.	determine that they may be redeemed (the manner and terms of redemption in all cases to be set by the Board) at the option of the company;
4.8.4.	determine that they may be redeemed (the manner and terms of redemption in all cases to be set by the Board) at the option of the holder;
4.8.5.	fix the shares with any such other preferred, deferred, qualified, special or other rights, privileges, preferences, limitations and conditions or such restrictions, whether in regard to dividend, voting, return of capital, redemption, conversion or otherwise, as the Board in its sole discretion will determine; and
4.8.6.	subject to article 4.3, vary any of the matters specified in clauses 4.8.1 to 4.8.5 (inclusive) of this article 4.8 in respect of any Undesignated Shares, Preferred Shares and Deferred Shares issued pursuant to this article 4.
4.9.	Without prejudice to the generality of the foregoing, the Board may make provision for the issue and allotment of shares that do not carry any voting rights.
4.10.	No share of the company will be issued unless it is Paid Up. Except as otherwise expressly provided by these articles, no Shareholder will be liable to make any additional payment to the company in respect of any share beyond the initial consideration agreed with the company at or before the time of issue thereof.
4.11.	Subject to the Act, the company may, without prejudice to any relevant special rights attached to any class or series of shares, pursuant to Section 105 of the Act, purchase any of its own shares, including any Redeemable Shares, whether in the market, by tender or by private agreement, at such prices (whether at nominal value or above or below nominal value) and otherwise on such terms and conditions as the Board may from time to time determine and without any obligation to purchase on any pro rata basis as between Shareholders or Shareholders of the same class or series (the whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts) and may cancel any shares so purchased or hold them as treasury shares (as defined in Sections 106 and 109 of the Act) and may reissue any such shares as shares of any class or classes or series. The company may in addition acquire any of its own shares in accordance with the provisions of Section 102 of the Act for no consideration and on such other terms as it deems appropriate and may cancel such shares on acquisition.
5.	Preliminary, Definitions and Interpretation:
5.1.	In this Constitution, unless the context otherwise requires:

Act means the Companies Act 2014;

Board means the board of directors at any given time of the company;

committee means a committee established by the directors which may consist in whole or in part of members of the board of directors of the company;

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Deferred Shares means non-voting, non-redeemable deferred shares of nominal value €0.01 each in the capital of the company and the non-voting, non-redeemable A deferred shares of nominal value €0.005 each in the capital of the company and "Deferred Share" means any one of them;

director means a director for the time being of the company or a director present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called, and directors means all of such persons;

Ordinary Shares means ordinary shares of nominal value €0.015 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the company, having the rights and being subject to the limitations set out in these articles;

Paid Up means paid up or credited as paid up;

Preferred Shares means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares;

the seal means the common seal of the company;

Series A Preferred Shares means the series A preferred redeemable shares of nominal value €0.01375178 each in the capital of the Company and "Series A Preferred Share" means any one of them;

Series B Preferred Shares means the series B preferred redeemable shares of nominal value €0.01375178 each in the capital of the Company and "Series B Preferred Share" means any one of them.

Series C Preferred Shares means the series C preferred redeemable shares of nominal value €0.01 each in the capital of the Company and "Series C Preferred Share" means any one of them;

Shareholder means in relation to any share, the person whose name is entered in the register as the holder of the share or, where the context permits, the persons whose names are entered in the register as the joint holders of shares;

the register means the register of members to be kept as required by the Act and registered address means the address of a member as entered in the register;

Undesignated Shares means the shares of nominal value €0.015 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having such rights and being subject to such limitations as may be attached to them pursuant to article 4.8;

Variation Resolution means a resolution of the Shareholders of any class or series of shares (1) passed by a two-thirds majority of those present in person or by proxy at a separate meeting of the Shareholders of such class or series of shares and who are entitled to attend and vote at such meeting or (2) in writing signed by all of the Shareholders of such class or series of shares; and

Ireland means Ireland excluding Northern Ireland.

5.2.	The provisions of the Act which are stated therein to apply to a private company limited by shares, save to the extent that its constitution is permitted to provide or state otherwise, will apply to the company subject to the alterations, modifications and exclusions contained in this Constitution, and will, so far as not inconsistent with this Constitution, bind the company and the members.
5.3.	Unless the contrary is clearly stated, references to the Act or to any other enactment (including any subordinate legislation) or any section or provision thereof shall mean the Act or such enactment,
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subordinate legislation, section or provision (as the case may be), as the same may be consolidated, amended, extended, modified, supplemented or re-enacted (whether before or after the date hereof) from time to time and may be for the time being in force.

5.4.	Unless specifically defined in this Constitution or the context otherwise requires, words or expressions contained in this Constitution and not specifically defined herein shall bear the same meanings as in the Act, but excluding any statutory modification thereof not in force when this Constitution became binding on the company and the members.
5.5.	Reference to any document includes that document as amended or supplemented from time to time.
5.6.	Unless the context otherwise requires, expressions in this Constitution referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and to writing in electronic form and any other modes of representing or reproducing words in a visible form, and expressions in this Constitution referring to execution of any document shall include any mode of execution whether under seal or under hand.
5.7.	Unless otherwise specifically provided in this Constitution, references in this Constitution to the directors of the company shall, where the company has a sole director, be read as references to the director of the company, references in this Constitution to the board of directors of a company shall, where the company has a sole director, be read as references to the director of the company, and references to the opinion, discretion or powers of the directors shall, where the company has a sole director, be read as references to the opinion, discretion or powers of that director.
5.8.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.
5.9.	Headings are inserted for convenience only and do not affect the construction or interpretation of this Constitution.
5.10.	Unless the context otherwise requires, reference to Regulations and to paragraphs in this Constitution are to the Regulations, and paragraphs of the Regulations, of this Constitution.

6.             Company Seal: Without prejudice to the provisions of the Act in relation to the use of the seal of a company, any registered person authorised by the board of directors of the company in accordance with the applicable provisions of the Act will be entitled to use the seal of the company and may sign or countersign an instrument to which the seal is affixed, and an alternate who is not also a director will also be entitled to sign or countersign an instrument to which the seal is affixed, as if he were the director who appointed him.

7.             Official Seal: The company may have for use in any place abroad an official seal which shall resemble the seal of the company with the addition on its face of the name of every place abroad where it is to be used.

8.	Authority to Allot Shares:

8.1.	The allotment of shares is hereby generally and unconditionally authorised without any limit or restriction as to the number or amount of shares that may be allotted or the period of time during which they may be allotted.
8.2.	Section 69(6) of the Act is hereby excluded in relation to all allotments of shares by the company.
8.3.	Shares and any other securities of the company may only be allotted by the directors or a duly authorised committee thereof and the directors (or any duly authorised committee) may allot, grant options over, issue or otherwise dispose of shares or other securities to such persons, on such terms and conditions, and at such times as they may determine in their absolute discretion.
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8.4.	The directors or any duly authorised committee thereof may execute and do all such documents, acts and things as in their opinion are necessary or desirable in order to give effect to the authority conferred by this Regulation.
8.5.	For the purposes of this Regulation, shares includes a right to subscribe for shares or to convert securities into shares and securities has the meaning given to such term in Section 64(1) of the Act.
9.	Transfer of Shares:
9.1.	The instrument of transfer of any share shall be executed by or on behalf of the transferor, save that if the share concerned (or one or more of the shares concerned) is not fully paid, the instrument shall be executed by or on behalf of the transferor and the transferee.
9.2.	Without prejudice to the powers of the directors under Section 95(2) of the Act, the directors may, in their absolute discretion, and without giving any reason for doing so, decline to register any transfer of any share, whether or not it is a fully paid share. The restriction on the power to decline to register a transfer of shares contained in Section 95(1)(b) of the Act shall not apply.
10.	Transmission of Shares by Operation of Law in Consequence of a Merger:
10.1.	In any case in which any share or shares in the company (Relevant Shares) which are held by another company or body corporate, wherever incorporated (the Corporate Member) is or are transmitted by operation of law in consequence of a merger involving the Corporate Member and one or more other companies (which may include the company) or bodies corporate, wherever incorporated, and which is put into effect in accordance with the provisions in that regard contained in the Act, in the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008) (as amended), or in any other applicable law or other enactment (a merger) and if, in any such case, the provisions of Section 480(6) of the Act are not applicable for any reason, a transfer of the Relevant Shares may be validly effected in accordance with the following provisions of this Regulation.
10.2.	In any case as is mentioned in the foregoing paragraph 10.1 of this Regulation, any person who is or who becomes entitled to any Relevant Shares in consequence of any such merger (a Relevant Person) may, subject always to paragraph 10.3 of this Regulation, upon such evidence being produced as may from time to time be required by the directors of the company (including without limitation any information and documentation relating to the merger and the title and other rights of the Relevant Person to the Relevant Shares arising as a result thereof) elect either to be registered himself in the register as holder of the Relevant Shares, or, to the extent permitted by law, to have some person nominated by him (being a person who consents to be so registered) registered in the register as the transferee thereof.
10.3.	The directors of the company shall, in either of those cases, have the same rights under the Act or this Constitution to decline or suspend registration as they would have had in the case of a transfer of the Relevant Shares by the Corporate Member before the merger was put into effect as aforesaid.
10.4.	If the Relevant Person elects to be so registered himself, the Relevant Person shall furnish to the company a notice in writing signed by him stating that he so elects, and if the Relevant Person elects, to the extent permitted by law, to have another person registered instead, the Relevant Person shall testify his or her election by executing in favour of that other person a transfer of the Relevant Shares.
10.5.	All the limitations, restrictions and provisions contained in the Act or in this Constitution relating to the right to transfer and the registration of a transfer of a share shall be applicable to a notice or transfer referred to in paragraph 10.4 of this Regulation as if the merger had not occurred and the notice or transfer were a transfer signed by the Corporate Member.
10.6.	Subject to paragraph 10.7 of this Regulation, the Relevant Person (or any other person nominated by him, to the extent permitted by law, in accordance with the foregoing provisions of this Regulation) shall, on and from the effective date of the merger, be entitled to the same dividends, bonus and other monies payable in respect of the Relevant Shares and other advantages to which he would be entitled if he was
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the registered holder of the Relevant Shares but shall not, before being registered in the register as a member in respect of the Relevant Shares, be entitled in respect of them to exercise any rights conferred by membership in relation to meetings of the company.

10.7.	The directors of the company may at any time serve a notice on any Relevant Person requiring the Relevant Person to make the election, to the extent permitted by law, provided for by paragraph 10.2 of this Regulation and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in paragraph 10.4 of this Regulation is appropriate) within 90 days after the service of the notice, the directors may thereupon withhold payment of all dividends, bonuses or other monies payable in respect of the Relevant Shares until the requirements of the notice have been complied with.
10.8.	The company may charge a fee not exceeding €10 on the registration of any person entitled to a share in consequence of a merger in accordance with the foregoing provisions of this Regulation.
10.9.	The provisions of this Regulation shall be subject to any order made by a court having lawful jurisdiction in respect of a merger.

11.          Acquisition of Own Shares: Subject to (and without prejudice to) the provisions of the Act, the company may acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase, on such terms (including as to the consideration for, and the timing of, any such purchase or redemption) and in such a manner as shall be determined by the directors in their absolute discretion.

12.          Number of Directors: The company shall have at least one director. No director who has been appointed by the directors, as permitted by the Act, will require to be re-elected at the next following annual general meeting or at any extraordinary general meeting following such appointment.

13.          Committees of Directors: The meetings and proceedings of any committee formed by the directors will be governed by the provisions set out in the Act regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors from time to time.

14.          Vacation of Office of Director:

14.1.	The office of a director shall, in addition to the circumstances in which it shall be vacated described in Section 136 of the Act (share qualification, if applicable) and Section 148(1) (bankruptcy and disqualification), also be vacated automatically if the director dies in office, or if the director:
14.1.1.	becomes subject to a declaration of restriction made pursuant to Chapter 3 of Part 14 of the Act; or
14.1.2.	is sentenced to a term of imprisonment following conviction of any indictable offence, unless the term of imprisonment is suspended, such that he is not imprisoned in respect of the offence; or
14.1.3.	is absent for more than six consecutive months without the permission of the directors from meetings of the directors or any committee thereof held during that period and his alternate director (if any) shall not have attended any such meetings in his place during such period, and his co-directors resolve that, by reason of such absence, he has vacated his office; or
14.1.4.	is removed from office by notice in writing served upon him signed by all his co-directors (any such removal being deemed to be an act of the company); or
14.1.5.	is no longer reasonably regarded by his co-directors as possessing an adequate decision-making capacity for reasons of health, and his co-directors have accordingly resolved that his office be vacated on this ground, or he becomes the subject of an order made in Ireland or elsewhere by a court claiming jurisdiction in that regard for his detention or for the appointment
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of a guardian or other person to exercise powers with respect to his property or affairs, on the ground, in any such case, of mental disorder or incapacity;

14.1.6.	resigns his office by notice in writing to the company; or
14.1.7.	makes any arrangement or composition in Ireland or elsewhere with his creditors generally, and his co-directors resolve, for that reason, that his office be vacated.
14.2.	The provisions of paragraphs 14.1.1 to 14.1.7 of this Regulation shall apply to the exclusion of the provisions of Section 148(2) of the Act.

15.          Alternate Directors:

15.1.	Any director (the appointer) may at any time and from time to time appoint by notice in writing to the company any person to be his alternate.
15.2.	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote.
15.3.	An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.
15.4.	An alternate will be entitled, subject to his giving to the company an address to receive notice of all meetings of the directors and of all meetings of committees of which his appointer is a member, to receive notice of and attend and vote at any meeting of the directors (or of a committee of which his appointer is a member) at which the appointer is not personally present. An alternate shall not be entitled to be remunerated or paid fees otherwise than out of the remuneration or fees as the case may be paid to the appointer.
15.5.	The alternate will be entitled, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder).
15.6.	An alternate's appointment will automatically come to an end if for any reason the appointer ceases to be a director, but if a director retires but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate made by him which was in force immediately prior to his retirement will continue after his re-appointment. Section 165(5) and (6) of the Act in relation to revocation of appointment shall apply.

16.          Managing and Executive Directors:

16.1.	Subject to the other provisions of this Constitution, the directors may from time to time appoint one or more of themselves to be managing director or chief executive officer or any other category of executive director (by whatever name called) for such period, and on such terms as to remuneration or otherwise, as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The directors may entrust to and confer upon any director so appointed any of the powers exercisable by them upon such terms and conditions and with such restrictions (if any) as they may think fit, and either concurrently with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any conferral of such powers. Section 159(2) of the Act shall not apply in relation to any such appointment.
17.	Directors' Contracts:
17.1.	Notwithstanding the provisions of Section 162 of the Act, no contract will be entered into by the company for the employment of, or the provision of services by, a director or a director of a holding company of the company containing a term to which Section 249 of the Act applies, without obtaining the approval provided for in that Section.
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18.	Directors' Right to Attend Meetings:
18.1.	A director who is not a member of the company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of share.
19.	Voting by Directors:
19.1.	A director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at any meeting at which such matters are considered. Section 163 of the Act shall not apply.
20.	Remuneration of Directors:
20.1.	The remuneration which shall include benefits in kind, and any fees, to be paid to directors of the company shall be at such rate and basis as the directors shall determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the company or otherwise in connection with the business of the company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly of the other. The amount, rate or basis of the fees, remuneration or expenses paid or to be paid to the directors shall not require the approval of or ratification by the company in general meeting.
20.2.	The board may approve additional remuneration to any director undertaking any special work or services for, or undertaking any special task on behalf of the company including participating as a member of a committee, in addition to his ordinary work as a director. Any remuneration or fees paid to a director who is also a legal adviser to the company or otherwise serves the company in a professional capacity shall be in addition to any remuneration or fees paid to him as a director of the company.
21.	Resolutions in Writing:
21.1.	Notwithstanding the provisions of Section 161(1) of the Act, a resolution in writing signed by each director or by his alternate will be as valid as if it had been passed at a meeting of the directors duly convened and held.
21.2.	A resolution in writing signed by each member of a committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that committee duly convened and held.
21.3.	Any such resolution as is referred to in this Regulation may consist of one document or two or more documents in like form to the same effect, each signed by one or more of the signatories, and for all purposes shall take effect from the time that it is signed by the last such signatory.
22.	Certain matters not to amount to conflicts of interest, etc.:
22.1.	A director who has been validly appointed or nominated for appointment by a particular member or members may (i) be a director or other officer of, employed by or otherwise interested (including by the holding of shares) in, any such member or members, or of any body corporate owned or controlled by any such member or members, and (ii) have regard to the interests of that member or members, and shall not be deemed to have a conflict of interest or to be in breach of his duty under Section 228(1)(f) of the Act in any such circumstances.
22.2.	A director who declares the nature of his interest in a contract (as the expression contract is to be interpreted by Section 231 of the Act) or proposed contract with the company in accordance with the requirements of the Act in that regard shall not be deemed to be in breach of his duty under Section 228(1)(f) of the Act, but this is without prejudice to the powers of the directors to take any action which they may consider appropriate in their discretion in relation to any matters so disclosed.
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23.	Use of company property:
23.1.	Unless the members of the company in general meeting shall otherwise determine, and subject always to the other Regulations of this Constitution, any director may use, for his own benefit, any of the company's property where the other directors or the members of the company have given their consent (whether express or implied) to that use.
24.	Proxies:
24.1.	The instrument appointing a proxy shall be in the form prescribed by the Act, or as near to it as circumstances permit. The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the company or at such other place within Ireland as is specified for that purpose in the notice convening the meeting of the company, and shall be so deposited not later than before the commencement of the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll, before the commencement of the taking of the poll.
24.2.	The directors or the secretary may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility or by facsimile transmission, and may permit supplements, amendments or revocations of any such appointments to be made by similar means. Any such appointments of proxy and any such supplements, amendments or revocations thereof may be made subject to such terms and conditions as the directors or secretary may determine from time to time in their or his discretion, and any such appointments, supplements, amendments or revocations of proxy will be deemed deposited at the place specified for such purpose, once received by the company. The directors may treat any such communication, facility or transmission which purports to be or is expressed to be sent on behalf of a member as sufficient evidence of the authority of the person sending it to send it on behalf of that member.

25.          Business of AGM: Without prejudice to the powers of the directors to include on the agenda of any annual general meeting of the company such other matters as they may, in their absolute discretion, think fit, the business of the annual general meeting of the company shall be required to include only the following matters:

25.1.	the consideration of the company’s statutory financial statements and the report of the directors and, unless the company is entitled to and has availed itself of the audit exemption under Section 360 or Section 365 of the Act, the report of the statutory auditors on those statements and that report;
25.2.	the review by the members of the company’s affairs; and
25.3.	save where the company is entitled to and has availed itself of the exemption referred to in paragraph 1 of this Regulation, the appointment or re-appointment of statutory auditors.
26.	General Meetings outside Ireland: An annual general meeting or an extraordinary general meeting of the company may be held inside or outside Ireland provided that, if the company holds any such meeting outside Ireland then, unless all of the members entitled to attend and vote at such meeting consent in writing to its being held outside Ireland, the company shall at its own expense make all necessary arrangements to ensure that members can, by technological means, participate in any such meeting without leaving Ireland.
27.	General Meetings including Quorum: The quorum for general meetings of the company shall be two members present in person or by proxy unless the company is a single-member company, in which case one member present in person or by proxy shall be a quorum.
28.	Company may dispense with holding an Annual General Meeting:
28.1.	The company need not hold an annual general meeting in any year where all the members entitled, as at the date of the written resolution referred to in this Regulation, to attend and vote at such general meeting have signed, before the latest date for the holding of the meeting, a written resolution,
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complying with the provisions of the Act, acknowledging receipt of the financial statements that would have been laid before that meeting, resolving all such matters as would have been resolved at that meeting, and confirming that no change is proposed in the appointment of the person (if any) who, at the date of the resolution, stands appointed as statutory auditor of the company.

29.	Right to demand a poll:
29.1.	At any general meeting a poll may be demanded by:
29.1.1.	the chairperson of the meeting;
29.1.2.	at least three members present in person or by proxy;
29.1.3.	any member or members present in person or by proxy and representing not less than 10 per cent of the total voting rights of all the members of the company having the right to vote at the meeting; or
29.1.4.	a member or members holding shares in the company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 10 per cent of the total sum paid up on all the shares conferring that right.
30.	Restriction on voting: For so long as the company holds any shares as treasury shares, or any subsidiary of the company holds shares in the company, then the company or the subsidiary (as the case may be) shall not exercise any voting rights in respect of the shares.
31.	Unanimous Written Resolutions and Majority Written Resolutions

A unanimous written resolution and a majority written resolution may be passed by members subject to and in accordance with Section 193 and Section 194 respectively of the Act.

32.          Directors’ and Officers’ Indemnity: Subject to the provisions of the Act, every director, managing director, chief executive officer, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him:

32.1.	in defending any proceedings, whether civil or criminal, in relation to his acts or omissions while acting in such office, in which judgment is given in his favour or in which he is acquitted; or
32.2.	in connection with any proceedings or application referred to in, or under, Sections 233 or 234 of the Act in which relief is granted to him by the court.
33.	Notices:
33.1.	Any notice or document to be served on or given to a member of the company by the company or by an officer of the company whether pursuant to any provision of the Act or this Constitution or otherwise may be served on or given to the member in any of the ways specified in subsection (3) of Section 218 of the Act (including by electronic means provided that in such a case the conditions specified in subsection (4) of that Section are satisfied), and the notice or document shall be deemed to have been served or given as follows:-
33.1.1.	if given personally or delivered to the member, when so given or delivered;
33.1.2.	if left at the registered address of the member, when so left at that address;
33.1.3.	if the notice is a notice of a general meeting, and it is posted using ordinary pre-paid post to the registered address of the member, on the expiration of 24 hours following posting (as permitted by Section 181(3) of the Act) but in a case where the notice or document is not a notice of a meeting, it shall be deemed to have been given or served 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and
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33.1.4.	if served on or delivered to a member by electronic means, both in the case of the service or giving of the notice or document by sending it by electronic mail and by making it available or displaying it on a website, 12 hours after the time it was sent, or made available or displayed.
33.2.	Where the company is required or obliged to serve a notice on or give it to a person other than a member of the company, it shall be in writing and, without prejudice to any method of service provided for in the Act, may be served on or given to that person personally, or by leaving it at or posting it to the last-known postal address of that person, or by sending it to the other person by electronic mail provided that the person has consented to the use of electronic mail to serve or give notices on or to such person and has not, at the time that electronic mail is so used, given written notice to the company in accordance with the provisions of this Constitution withdrawing that consent. A notice or document given or served in a manner referred to in this paragraph shall be deemed to have been given or served as follows:
33.2.1.	if given personally, when so given;
33.2.2.	if left at the last-known postal address of the person, when so left at that address;
33.2.3.	if posted using ordinary pre-paid post to the last-known postal address of the other person on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and
33.2.4.	if served on or delivered to the other person by electronic mail, 12 hours after the time it was sent.
33.3.	Without prejudice to any provision of the Act or of these Regulations concerning the sending of notices or other documents to the company, any notice or other document which is required to be served on or given to the company by a member or by any other person under the Act or this Constitution shall be in writing and in the English language, and may be served on or given to the company by giving or delivering it personally to the secretary of the company or by posting it using ordinary pre-paid post to the registered office of the company marked for the attention of the secretary, and will be deemed to have been served on or given to the company;
33.3.1.	if given or delivered personally, when so given or delivered; and
33.3.2.	if posted in the manner described in this paragraph on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted.
34.	Single-member Company:
34.1.	If at any time the company has only one member, that is to say that all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the Act. If and so long as the company is a single-member company, the sole member may appoint a person to be a director of the company by serving a notice in writing on the company which states that the named person is appointed director, and this applies notwithstanding anything in subsection (3) of Section 144 of the Act (save for the requirement of it that any limit for the time being on the number of directors provided for in this Constitution (if any) is to be observed) or in subsection (4) of Section 144.
34.2.	Where the company is a single-member company and the sole member takes any decision which has effect, pursuant to Section 196 of the Act, as if agreed by the company in general meeting, the member shall provide the company with a written record of that decision, unless the decision is taken by way of written resolution which the member has already forwarded to the company, and where the company is notified by the sole member of a decision taken by way of a written resolution, or of a written record of a decision taken by that sole member, the company shall record and retain the notification in a book or other suitable means maintained for the purpose.
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34.3.	Where the company is a single-member company and the sole member exercises or discharges any power, right or obligation pursuant to Section 196 of the Act, involving or consisting of the passing of a resolution, or the sole member agreeing to a thing, and the provisions of Section 198 of the Act shall apply to that resolution or thing, the company shall notify such exercise or discharge in writing within 15 days of the occurrence thereof to the Registrar of Companies.
34.4.	Where the company is a single-member company and enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the company in the transaction (whether as a director or otherwise), the company shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors' meeting.

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